Exhibit 99.2

May 23, 2016 Innovation Powerhouse to Deliver Integrated Solutions for the Next Generation of Farming Bayer Offers to Acquire Monsanto to Create a Global Leader in Agriculture Page 1

This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”). This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto. No tender offer for the shares of Monsanto has commenced at this time. At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer. Any definitive tender offer documents will be mailed to the stockholders of Monsanto. STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES. Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov. Legal Disclaimer

Compelling driver for Life Science Portfolio Creates an industry leader in Crop Science with integrated offering of Seeds & Traits, Crop Protection, Biologics and Digital Farming Creates an Innovation Powerhouse to deliver integrated solutions for the next generation of farming Reinforces Bayer as a Life Science company with leadership positions in its core business segments Page 3

Beneficial for all stakeholders Bayer Next logical step to reinforce Bayer as a Life Science company Well balanced portfolio of Health Care and Crop Science Business Crop Science Leading integrated agriculture business delivering valuable and innovative solutions for farmers Significant growth potential in a very attractive industry Employees Working for an industry leader Attractive career opportunities at a larger and more diversified global franchise Customers Creating an Innovation Powerhouse Broad portfolio: Seeds & Traits, Crop Protection, Biologics and Digital Farming platforms Investors Substantial value for both companies’ shareholders Substantial premium for Monsanto’s shareholders Page 4

Combination Addresses Fundamental Global Challenges Page 5 ~10 billion People on the planet by 2050 +60% Productivity increase required to feed the planet by 2050 +16% Rising per capita protein intake by 2024 -17% -17% Biophysical effect of climate change shocks on yields by 2050 Declining hectares of farmland per capita by 2050 OECD-FAO AGRICULTURAL OUTLOOK 2015-2024 €120 billion Estimated Ag input market size by 2025 from ~€85bn in 20153 United Nations 2015 Nelson1 / FAO2 From 0.218 ha/capita in 2015 to 0.181 ha/capita in 20502 FAO 2 1Nelson et. al. (2014) 2FAO 2016 "Climate change and food security" 3This includes Seeds & Traits and Crop Protection

Page 6 Integrated Solutions Across Crop Protection and Seeds & Traits Crop Protection Seeds & Traits Monsanto Bayer Crop Science Best-in-class Seeds & Traits portfolio Focus on “yield” Breeding and trait development focus Advanced Digital Farming platform Best-in-class Crop Protection portfolio Focus on “Plant Health” Excellence in chemistry Biologics platform Access to complete Life Science technology platform Bayer + Monsanto Integrated Platform Commercial packages across a broad set of key crops and geographies Strong integrated product offerings Strong R&D platform, Digital Farming beginning to serve as “integrator”

Creation of an Innovation Powerhouse

2015 Pro Forma R&D Investment (€bn)[1]


Crop Protection
Seeds & Traits
Total
2.5
1.6
1.3
0.7 2
Bayer CS + Monsanto
Dow Ag + DuPont Ag
Syngenta + ChemChina Ag
BASF Ag
% of Sales
10.6%
10.6%
8.5%
11.4%

- Well positioned to deliver sustainable advances in agriculture for an increasing global population
- Capabilities and critical mass in all relevant R&D platforms
  - Breeding
  - Traits (GM and non-GM)
  - Chemistry
  - Biologics
  - Seed Treatment
  - Digital Farming
- Cross-technology capabilities
- Broad and deep combined R&D pipeline

[1]based on company information and internal calculations excl. synergies (at avg. 2015 Fx rate USD/EUR=1.11) assumes Dow/DuPont and ChemChina/Syngenta transactions completed
[2]BASF: includes ~€150 million for Plant Science

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Creating a Global Leader in ~€85bn Agriculture Industry



2015 Pro Forma Sales (€bn)[1]
Crop Protection
Seeds & Traits
Bayer Crop Science + Monsanto
23.1
Syngenta + ChemChina Ag[2]
14.8
Dow Ag + DuPont Ag
14.6
BASF Ag
5.8

[1]based on company information and internal calculations (at avg. 2015 Fx rate USD/EUR=1.11) assumes Dow/DuPont and ChemChina/Syngenta transactions completed [2]excludes Adama non-Ag sales

Page 8

Continuing the Successful Strategy for Bayer’s Healthcare Businesses Page 9 Globalize established brands Launch innovation pipeline Execute Emerging Markets focus strategies Fully realize synergy potential from recent acquisitions Open to incremental add-ons and alliances Maximize the value of launch products Advance early and mid-stage pipeline Drive commercial excellence in marketing and sales Explore opportunities for partnerships, open innovation and bolt-on acquisitions Consumer Health Pharma Drive profitable growth in innovation-driven growing markets to generate value

Delivering Shareholder Value Through Superior Execution 12015 figures restated according to new organizational structure 22015 Pro-forma combined EBITDA margin 3As of December 31, 2004 and May 20, 2016 20% 30% Rebuilt Pharma 21% 24% Global Leadership in Consumer Health 21% ~27%2 23.1 Monsanto Building a New Leader in Crop Science Experienced acquirer having successfully integrated various multi-billion € transactions Aventis CropScience Schering Roche OTC Merck & Co. Consumer Care Monsanto integration no more complex than previous integrations Building Leading Life Science Franchise Proven Integration Track Record + Sales (€bn) and EBITDA Margin (%)1 Page 10 Increased market cap ~4x since 20043 3.2 15.3 2004 2015 1.3 6.1 2004 2015 5.9 10.4 12.7 2004 2015

Next Steps Bayer is looking forward to discussions with Monsanto and is prepared to proceed immediately with due diligence and negotiations to achieve an agreed transaction Bayer is fully committed to this compelling transaction We need to keep focused on our 2016 priorities and delivering on our business goals for Bayer. Page 11

Thank you! Advancing, Together Page 12